                                                                      EXHIBIT 99
                                                                      ----------

                                 PRESS RELEASE

          Video Update, Inc. Announces Amendments to Credit Agreement ST. PAUL, Minn.--(BUSINESS WIRE)--June 24, 1999

Credit Facility Amended to Provide Approximately $28 Million in a Combination of
                 New Financing and Principal Payment Deferrals

Video Update, Inc. (NASDAQ: VUPDA), an international video chain, announced
                            -----
today that it has entered into amendments to its existing credit facility with lending institutions and Banque Paribas, as agent. The amendments provide for a new C Term Loan Commitment of $10.5 million with principal maturing June 2006 as well as deferral of approximately $17.5 million of certain principal payments previously due by April 30, 2000 to April 30, 2002.

The Company's Chairman and CEO Daniel A. Potter stated: "I am pleased that we have been able to obtain these amendments to our existing bank facility. I welcome the new C Term Loan participants to our credit facility and appreciate their vote of confidence in the Company." Assisting in the arrangement of the C Term Loan as financial advisor and agent was U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. ("Libra"). C Term Loan participants will receive an aggregate of 3,937,500 warrants to purchase Common Stock at market price (based on a trailing 30 trading day average); Libra will receive 1,575,000 warrants also at market price; and institutions in the existing credit facility will receive an aggregate of 1,968,750 warrants also at market price.

Matters discussed in this news release, including expectations express or implied, as to the Company's future operating results contain forward-looking statements that involve risks and uncertainties. Future operating results or other events may differ materially and significantly from such forward-looking statements and can be impacted by many of the risk factors and concerns described in the Company's SEC reports, including but not limited to competition, weather, limited cash flow, and consumer acceptance of then available new release movie titles. These and other risks related to the Company's operations are detailed from time to time in the Company's SEC reports, including Form 10-K for the year ended April 30, 1998 and its most recent quarterly report for the period ended January 31, 1999.

                                     E-136